CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES OF THE SERIES A-1 CONVERTIBLE PREFERRED STOCK OF QUANTRX BIOMEDICAL CORPORATION

The undersigned, the Chief Executive Officer of QuantRx Biomedical Corporation, a Nevada corporation (the "Company"), in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Company (the "Board of Directors") by the Articles of Incorporation of the Company, the following resolution creating a series of Series A-1 Convertible Preferred Stock, was duly adopted on July 24, 2009:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (the "Articles of Incorporation"), there hereby is created out of the shares of Preferred Stock, par value $0.01 per share, of the Company authorized in Article IV of the Articles of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Company, to be named "Series A-1 Convertible Preferred Stock," consisting of 10,000,000 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A-1 Convertible Preferred Stock, par value $0.01 per share (the "Series A-1 Preferred Stock"). The maximum number of shares of Series A-1 Preferred Stock shall be 10,000,000 shares. The Series A-1 Preferred Stock shall rank prior to the common stock, par value $0.01 per share, of the Company (the "Common Stock"), for purposes of liquidation preference, and to all other classes and series of equity securities of the Company that by their terms do not rank senior to the Series A-1 Preferred Stock ("Junior Stock").

2. Dividends. When, as and if declared by the Board of Directors and to the extent permitted by the Nevada Revised Statutes, the Company shall issue preferential dividends to the holders of the shares of Series A-1 Preferred Stock in the form of cash or additional shares of Series A-1 Preferred Stock as provided in this paragraph 2. Regardless of whether dividends are paid, dividends on each share of the Series A-1 Preferred Stock outstanding from time to time shall accrue at the rate of 8% per annum computed on an amount with respect to each share of Series A-1 Preferred Stock equal to $1.00 (the "Face Amount"). The "Issuance Date" is the initial issuance of the first share of Series A-1 Preferred Stock. Dividends shall be paid, at the option of the Company, either (a) in cash or (b) by the issuance of additional shares of Series A-1 Preferred Stock in an amount equal to (i) the accrued and unpaid dividend thereon on any anniversary of the Issuance Date ("Annual Dividend Payment Date") divided by (ii) the Face Amount. Dividends shall be paid only as and when declared by the Board of Directors to holders of record on the Annual Dividend Payment Date with respect to which the dividend has been

declared and either cash, or at the option of the Company, certificates for such dividend, shall be distributed to such holders within 10 days after the Annual Dividend Payment Date. Dividends under this paragraph 2 shall cease to accrue as of the date immediately preceding a Redemption Date or a Conversion Date. The number of shares to be paid as a dividend pursuant to this paragraph 2 shall be rounded to the nearest whole share. All shares of Series A-1 Preferred Stock issued in payment of dividends hereunder shall be deemed issued and outstanding on the applicable Annual Dividend Payment Date, and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and charges. The Company shall at all times reserve for issuance sufficient shares of Series A-1 Preferred Stock to enable it to satisfy all dividends that may accrue hereunder.

Whenever the Board of Directors declares a cash dividend on the Common Stock, each holder of record of a share of Series A-1 Preferred Stock, or any fraction of a share of Series A-1 Preferred Stock, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the "Record Date") shall be entitled to receive, out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series A-1 Preferred Stock could be converted on the Record Date.

3. Voting Rights.

(a) Class Voting Rights. The Series A-1 Preferred Stock shall have the following class voting rights.

(i) So long as any shares of the Series A-1 Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 50% of the shares of the Series A-1 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A-1 Preferred Stock vote separately as a class: (A) amend, alter or repeal the provisions of the Series A-1 Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series A-1 Preferred Stock; or (B) effect any distribution with respect to Junior Stock except that the Company may effect a distribution on the Common Stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series A-1 Preferred Stock in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which one such share, or such fraction of a share, of Series A-1 Preferred Stock can be converted at the time of such distribution.

(ii) So long as 50% of the originally issued Series A-1 Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 50% of the shares of the Series A-1 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A-1 Preferred Stock vote separately as a class, place any encumbrances on the Company's assets or properties.

(b) General Voting Rights. Except with respect to transactions upon which the Series A-1 Preferred Stock shall be entitled to vote separately as a class pursuant to paragraph 3(a) above, the Series A-1 Preferred Stock shall have no voting rights. The Common Stock into which the Series A-1 Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4. Redemption.

(a) The Company may, at its option, redeem shares of the Series A-1 Preferred Stock, in whole or in part, out of funds legally available therefor, by action of the Board of Directors, at any time after the issuance of such Series A-1 Preferred Stock, at a redemption price equal to the Face Amount plus all accrued and unpaid dividends on such Series A-1 Preferred Stock (the "Redemption Price"), upon notice in the manner set forth in, and subject to, the conditions of this paragraph 4.

(b) The procedure for redemption shall be as follows:

(i) Shares of the Series A-1 Preferred Stock redeemed, repurchased or otherwise acquired by the Company shall be retired and canceled and shall no longer be available for issuance of Series A-1 Preferred Stock or any other series of Preferred Stock.

(ii) In the event of a redemption of shares of Series A-1 Preferred Stock pursuant to subparagraph 4(a), notice of redemption of shares of Series A-1 Preferred Stock shall be given by the Company, not less than 30 nor more than 60 days prior to the business day designated in such notice (the "Redemption Date"), by first class mail to holders of shares of Series A-1 Preferred Stock ("Holders") at their respective addresses then appearing on the records of the Company. Such notice of redemption shall specify the Redemption Date, the Redemption Price and the total number of shares of Series A-1 Preferred Stock to be redeemed. The Conversion Rights of the Holders shall continue until the date immediately preceding the Redemption Date, provided no default by the Company in the payment of the Redemption Price shall have occurred and be continuing. On or before the Redemption Date, each Holder shall surrender to the Company or its designated agent, at such place as it may designate in the redemption notice, certificates, duly endorsed for transfer, evidencing the number of shares of Series A-1 Preferred Stock held by such Holder and being redeemed. Upon such surrender, the Holder shall be entitled to receive payment of the Redemption Price without interest.

(iii) If, on the Redemption Date, (A) notice of redemption has been mailed or delivered as provided herein, (B) the Company has deposited with an independent paying agent funds necessary to pay the amount due for all shares of Series A-1 Preferred Stock subject to such redemption, and (C) all such funds are available for the sole purpose of paying such amount, then, unless the Company defaults on the payment of the Redemption Price, all shares of Series A-1 Preferred Stock subject to redemption shall, whether or not certificates for such shares have been surrendered for cancellation, be deemed to be no longer outstanding for

any purpose and all rights with respect to such shares shall cease, except the right of the Holder to receive the Redemption Price, without interest; provided, however, that the Company shall not be obligated to so redeem any shares of Series A-1 Preferred Stock that have been converted to Common Stock prior to the Redemption Date. If the Company shall not have funds legally available for redemption of shares to be redeemed pursuant to subparagraph 4(a) on the Redemption Date, the notice of redemption shall be null and void and at such time as the Company shall have funds legally available for redemption of such shares and shall determine to redeem the Series A-1 Preferred Stock on the terms and conditions set forth in subparagraph 4(a), a new notice of redemption to Holders shall be required to effect such redemption.

5. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Series A-1 Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus of any nature, an amount equal to an amount per share of Series A-1 Preferred Stock calculated by taking the total amount available for distribution to holders of all the Company's outstanding Common Stock before deduction of any preference payments for the Series A-1 Preferred Stock, divided by the total of (i) all of the then outstanding shares of the Company's Common Stock, plus (ii) all of the shares of the Company's Common Stock into which all of the outstanding shares of the Series A-1 Preferred Stock can be converted (the "Liquidation Preference Amount") before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are sufficient to pay in part, but are not sufficient to pay in full, the Liquidation Preference Amount payable to the holders of outstanding shares of the Series A-1 Preferred Stock and any series of Preferred Stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series A-1 Preferred Stock, then all of said assets available to pay a part of the Liquidation Preference Amount to the Holders and the holders of the other classes of stock on a parity as to rights on liquidation, dissolution or winding up, will be distributed among the holders of the Series A-1 Preferred Stock and the other classes of stock on a parity with the Series A-1 Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A-1 Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A-1 Preferred Stock. All payments for which this paragraph 5(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A-1 Preferred Stock), or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A-1 Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such Holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each Holder is entitled, such Holders of shares of Series A-1 Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

6. Conversion. Holders shall have the following conversion rights (the "Conversion Rights"):

(a) Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series A-1 Preferred Stock may, at such holder's option, subject to the limitations set forth in paragraph 2 and this paragraph 6, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series A-1 Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock at a conversion rate of two-to-one (2:1); two (2) shares of Common Stock for each one (1) share of Series A-1 Preferred Stock (herein, the "Conversion Rate"). The Company shall keep written records of the conversion of the shares of Series A-1 Preferred Stock converted by each Holder. A Holder shall be required to deliver the original certificates representing the shares of Series A-1 Preferred Stock upon any conversion of the Series A-1 Preferred Stock as provided in paragraph 6(b) below.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A-1 Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series A-1 Preferred Stock into full shares of Common Stock on any date (the "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company, and (B) with respect to the conversion of shares of Series A-1 Preferred Stock held by any Holder, such Holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date, but in no event later than six business days after such date, the original certificates representing the shares of Series A-1 Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

(ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three business days following the date of receipt by the Company of the certificate representing the shares of Series A-1 Preferred Stock being converted, (A) issue and deliver to the Depository Trust Company ("DTC") account on the holder's behalf via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the Holder or his, her or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, and (B) if the certificate so surrendered represents more shares of Series A-1 Preferred Stock than those being converted, issue and deliver to the Holder a new certificate for such number of shares of Series A-1 Preferred Stock represented by the surrendered certificate which were not converted.

(iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A-1 Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company's Failure to Timely Convert. If within seven business days of the Company's receipt of the Conversion Notice (the "Share Delivery Period") the Company shall fail to issue and deliver to a Holder the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of the Series A-1 Preferred Stock (a "Conversion Failure"), in addition to all other available remedies which such Holder may pursue hereunder, the Company shall pay additional damages to such Holder on each business day after such seventh business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis pursuant to this paragraph and to which such Holder is entitled and (B) the closing bid price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating paragraph 6(b)(ii). If the Company fails to pay the additional damages set forth in this paragraph 6(b)(iv) within five business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

(c) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this paragraph 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders against impairment. In the event a Holder shall elect to convert any shares of Series A-1 Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A-1 Preferred Stock shall have been issued.

(d) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A-1 Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three business days following (i) being mailed by certified or registered mail, postage prepaid, return-receipt

requested, or (ii) delivered to an express mail delivery service such as Federal Express, with written receipt by the addressee required, in either case addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A-1 Preferred Stock at least 20 days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A-1 Preferred Stock at least 20 days prior to the date on which any dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company, at its option, shall (i) pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five consecutive trading immediately preceding the Voluntary Conversion Date, or (ii) issue one whole share of Common Stock to the holder.

(g) Reservation of Common Stock. The Company shall, so long as any shares of Series A-1 Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A-1 Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A-1 Preferred Stock then outstanding (without giving effect to the limitations set forth in paragraph 8 hereof).

(h) Retirement of Series A-1 Preferred Stock. Conversion of Series A-1 Preferred Stock shall be deemed to have been effected on the applicable Conversion Date. The Company shall keep written records of the conversion of the shares of Series A-1 Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series A-1 Preferred Stock upon any conversion of the Series A-1 Preferred Stock represented by such certificates.

(i) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series A-1 Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

7. No Preemptive or Redemption Rights. Except as provided in paragraph 4 hereof, no holder of the Series A-1 Preferred Stock shall be entitled to rights to subscribe for, purchase

or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

8. Conversion Restriction.

(a) Notwithstanding anything to the contrary set forth herein, at no time may a Holder convert shares of the Series A-1 Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by such Holder at such time, would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a Holder providing the Company with 61 days notice (the "Waiver Notice") that such holder would like to waive paragraph 8(a) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series A-1 Preferred Stock, this paragraph 8(a) shall be of no force or effect with regard to those shares of Series A-1 Preferred Stock referenced in the Waiver Notice;

(b) Notwithstanding anything to the contrary set forth herein, at no time may a holder of shares of Series A-1 Preferred Stock convert shares of the Series A-1 Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by such holder at such time, would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series A-1 Preferred Stock providing the Company with a Waiver Notice that such holder would like to waive paragraph 8(b) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series A-1 Preferred Stock, this paragraph 8(b) shall be of no force or effect with regard to those shares of Series A-1 Preferred Stock referenced in the Waiver Notice.

9. Inability to Fully Convert.

(a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available or (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, from issuing all of the Common Stock which is to be issued to a holder of Series A-1 Preferred Stock

pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and with respect to the unconverted Series A-1 Preferred Stock (the "Unconverted Preferred Stock") the holder, solely at such holder's option, can elect, at any time after receipt of notice from the Company that there is Unconverted Preferred Stock, to void the holder's Conversion Notice as to the number of shares of Common Stock the Company is unable to issue and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock.

In the event a Holder shall elect to convert any shares of Series A-1 Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or any of said shares of Series A-1 Preferred Stock shall have issued.

(b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Series A-1 Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in paragraph 9(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice and (ii) the number of shares of Series A-1 Preferred Stock which cannot be converted.

(c) Pro-rata Conversion. In the event the Company within a period of 10 days receives Voluntary Conversion Notices from more than one holder of Series A-1 Preferred Stock and such holder elected to have converted some, but not all, of the Series A-1 Preferred Stock required to be converted as a result of such Voluntary Conversion Notices, the Company shall convert from each holder of Series A-1 Preferred Stock electing to have Series A-1 Preferred Stock converted within such 10 day period, an amount equal to the number of shares of Series A-1 Preferred Stock the Company can convert in such 10 day period multiplied by a fraction, the numerator of which shall be the number of shares of Series A-1 Preferred Stock such holder elected to have converted in such 10 day period and the denominator of which shall be the total number of shares of Series A-1 Preferred Stock all holders elected to have converted in such 10 day period.

10. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than three-fourths of the then outstanding shares of Series A-1 Preferred Stock, shall be required for any change to this Certificate of Designation or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A-1 Preferred Stock.

11. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A-1 Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A-1 Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A-1 Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

14. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A-1 Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on this 30th day of July, 2009.

QUANTRX BIOMEDICAL CORPORATION

By: ______________________

Name: Walter Witoshkin

Title: Chief Executive Officer

EXHIBIT I

QUANTRX BIOMEDICAL CORPORATION
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A-1 Preferred Stock of QuantRx Biomedical Corporation (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A-1 Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of QuantRx Biomedical Corporation, a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion: ______________________________

Number of Preferred Shares to be converted: ______________________________

Stock certificate no(s). of Preferred Shares to be converted: ____________________

The Common Stock have been sold: YES ____ NO____

Please confirm the following information:

Conversion Rate: ______________________________

Number of shares of Common Stock
to be issued: ______________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended: ____________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to: ______________________________
____

Facsimile Number: ______________________________

Authorization: ______________________________
By: ______________________________
Title: ______________________________

Dated: